Exhibit 10(s)

Name of Grantee:
Grant Date:
Number of Shares:	xxxxxxx (Payout range: 0 to a maximum of xxxxxx shares)
Dollar Value Used to Calculate Number of Shares:
Walmart Identification Number:	XXX-XX-
Performance Period:	Fiscal Year Ended January 31, 2017
Vesting Date:	January 31, 2017
WAL-MART STORES, INC.
STOCK INCENTIVE PLAN OF 2010
PERFORMANCE UNIT AWARD
NOTIFICATION OF AWARD AND TERMS AND CONDITIONS OF AWARD
This Performance Unit Award Agreement (this "Agreement") contains the terms and conditions of the Performance Unit Award granted to you by Wal-Mart Stores, Inc., a Delaware corporation ("Walmart"), under the Wal-Mart Stores, Inc. Stock Incentive Plan of 2010, as amended from time to time (the "Plan").

1.
Grant of Performance Unit Award. Walmart has granted to you, effective on the Grant Date (shown above), the right to receive the number of Shares shown above (or such greater or smaller number of Shares as determined in accordance with Paragraph 6) as of the Vesting Date (as set forth above). Such Shares (as so determined) shall be paid as soon as administratively feasible after the later of the Vesting Date or the Committee's determination of whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied. The form of payment shall be Shares, and you will have no right to any cash payment equal to the Performance Unit Award or the underlying Shares.

2.
Plan Governs. The Performance Unit Award and this Agreement are subject to the terms and conditions of the Plan. The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. By signing this Agreement, you accept the Performance Unit Award, acknowledge that a copy of the Plan and the prospectus covering the Plan have been made available to you and acknowledge that the award is subject to all the terms and provisions of the Plan and this Agreement. You further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan, including whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied.

3.
Subject to Shareholder Approval. To the extent you are a "covered employee" within the meaning of Code Section 162(m), the award and this Agreement are subject to, and conditioned upon, shareholder approval of the material terms of the performance goals stated in Paragraph 6 below.

4.Payment. You are not required to pay for this Performance Unit Award or the underlying Shares.
5.Stockholder Rights. Until your Performance Unit Award vests and, if applicable, Shares have been delivered to you:
A.You do not have the right to vote the Shares underlying your Performance Unit Award; and
B.you will not receive, or be entitled to receive, cash or non-cash dividends on the Shares underlying your Performance Unit Award; and
C.you will not have any other beneficial rights as a shareholder of Walmart due to the Performance Unit Award.
6.Vesting and Delivery of Performance Units.
A.Vesting. On the Vesting Date set forth above, you shall become vested in a number of Shares determined by multiplying the total number of Shares subject to your Performance Unit Award (as shown above) by a percentage based on performance goals established by the Committee for the Performance Period, provided you have not incurred a Forfeiture Condition described below. You will, by separate writing incorporated into this Agreement, be notified of the applicable percentages and performance goals for the Performance Period.
B.Delivery of Shares. Subject to Paragraph 6E below, unless you have made an irrevocable election to defer such Shares, Shares that vest shall be delivered to you within 90 days of:

1.	the determination by the Committee of the degree of attainment of performance goals during the Performance Period; or

2.	an Accelerated Vesting pursuant to Paragraph 6D below.

C.
Forfeiture Conditions. Subject to Paragraph 6D below, your Performance Unit Award that would otherwise vest in whole or in part on the Vesting Date will not vest and shall be immediately forfeited if, prior to the Vesting Date:

1.your Continuous Status as an Associate terminates for any reason (other than your death or Disability, to the extent provided in Paragraph 6D below); or
2.you (a) have become or (b) are discussing or negotiating the possibility of becoming, or (c) are considering an offer to become, or have accepted an offer or entered into an agreement to become an employee, officer, director, partner, manager, consultant to, or agent of, or otherwise becoming affiliated with, any entity competing or seeking to compete with Walmart or an Affiliate; or
3.you are subject to an administrative suspension, unless you are reinstated as an Associate in good standing at the end of the administrative suspension period, in which case your Performance Unit Award would vest (as provided in Paragraph 6A) as of the date of such reinstatement; or
4.you have not executed and delivered to Walmart a Non-Disclosure and Restricted Use Agreement, in a form to be provided to you by Walmart (each a "Forfeiture Condition").

D.	Accelerated Vesting; Vesting Notwithstanding Termination. Your Performance Unit Award will vest earlier than described in Paragraph 6A under the following circumstances:
1.If your Continuous Status as an Associate is terminated by your Disability, you will become vested in a number of Shares equal to the number of Shares that would have become vested under Paragraph 6A had your Continuous Status as an Associate continued through the Vesting Date described in Paragraph 6A, prorated based upon the number of full calendar months during the Performance Period (as shown above) in which you had Continuous Status as an Associate. "Disability" for this purpose means you have a physical or mental condition resulting from bodily injury, disease or mental disorder that constitutes total disability under the U.S. Federal Social Security Act and for which you have actually been approved for Social Security disability benefits.
2.If your Continuous Status as an Associate is terminated by your death on or after ten years of service, you will become vested in a number of Shares equal to the number of Shares that would have become vested under Paragraph 6A had your Continuous Status as an Associate continued through the Vesting Date described in Paragraph 6A. If your Continuous Status as an Associate is terminated by your death before you have completed ten years of service, you will become vested in a number of Shares equal to the number of Shares that would have become vested under Paragraph 6A had your Continuous Status as an Associate continued through the Vesting Date described in Paragraph 6A, prorated based upon the number of full calendar months during the Performance Period (as shown above) in which you had Continuous Status as an Associate.
In the event of accelerated vesting under this Paragraph 6D, the vested Shares, as determined above, shall be delivered as soon as administratively feasible after the later of the Vesting Date or the Committee's determination of whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied.
E.Mandatory Deferral. If Walmart reasonably anticipates that the delivery of any Shares in any year would, when considered with your other compensation, result in Walmart's inability to deduct the value of such Shares because of the limitation on deductible compensation under Code Section 162(m), then Walmart shall defer the delivery of such Shares until the first year in which Walmart reasonably anticipates that the related deduction will not be limited under Section 162(m) (the "First Non-162(m) Year") in accordance with the Deferral Procedures under the Plan and Code Section 409A and the regulations thereunder. However, if you have made an irrevocable election to defer such Shares to a date later than the First Non-162(m) Year, then Walmart shall not deliver such Shares in the First Non-162(m) Year, but shall instead deliver your Shares in accordance with your irrevocable election and the Deferral Procedures.
F.Elective Deferral of Shares. You are eligible to defer delivery of the Shares underlying your Performance Unit Award hereunder in accordance with Section 10.9 of the Plan and rules and procedures relating thereto. You will be advised as to when any such deferral election must be made.
7.Taxes and Tax Withholding.
A. You agree to consult with any tax advisors you think necessary in connection with your Performance Unit Award and acknowledge that you are not relying, and will not rely, on Walmart or any Affiliate for any tax advice.
B. You acknowledge that, regardless of any action taken by Walmart or, if different, the Affiliate that employs you, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you ("Tax-Related Items"), is and remains your responsibility and may exceed the amount actually withheld by Walmart or an Affiliate. You further acknowledge that Walmart and any Affiliate (1) make no representations or undertakings regarding the treatment of any

Tax-Related Items in connection with any aspect of the Performance Unit Award, including, but not limited to, the grant, vesting or settlement of the Performance Unit Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Unit Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Walmart and/or the Affiliate that employs you (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
C. Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Walmart or the Affiliate that employs you to satisfy all Tax-Related Items. In this regard, you authorize the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding of Shares to be issued upon settlement of the Performance Unit Award. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the Performance Unit Award, you authorize and direct Walmart and any broker or other third party designated by Walmart to sell on your behalf a whole number of Shares underlying the Performance Unit Award that Walmart determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. However, Walmart may also require you to satisfy the Tax-Related Items by any other method of withholding it authorizes, in its sole discretion.
D. If the obligation for Tax-Related Items is satisfied by withholding in Shares, Walmart or the Affiliate that employs you may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates. Further, if the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Unit Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. If as a result of withholding whole Shares, an excess amount of tax is withheld, such excess tax will be reported and paid to the U.S. Internal Revenue Service. If the obligation for Tax-Related Items is satisfied through any other method(s) of withholding, Walmart or the Affiliate that employs you may consider the applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent.
E. Finally, you agree to pay to Walmart or the Affiliate that employs you, including through withholding from your wages or other cash compensation paid to you by Walmart or the Affiliate that employs you, any amount of Tax-Related Items that Walmart and/or the Affiliate that employs you may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Walmart may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.
8.Performance Unit Award Not Transferable. Neither a Performance Unit Award, nor your interest in a Performance Unit Award, may be sold, conveyed, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to the delivery of the Shares underlying the Performance Unit Award. Any attempted action in violation of this paragraph shall be null, void, and without effect.
9.Appendix for Participants Outside of the United States and Country-Specific Schedule. Notwithstanding any provision in this Agreement to the contrary, if you are granted a Performance Unit Award while employed, providing services, or residing outside of the United States, you shall be subject to any special terms and conditions and country-specific provisions as set forth in Appendix for Participants Outside of the United States (the "Appendix") and Country-Specific Schedule to this Agreement. Moreover, if you relocate to one of the countries included in the Country-Specific Schedule, the special terms and conditions for such country will apply to you, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix and any Country-Specific Schedule constitute part of this Agreement, and may be accessed on the Total Rewards website or by contacting Global Equity.
10.Other Provisions.
A.The value of the Performance Unit Award will not be taken into account in computing the amount of your salary or other compensation for purposes of determining any pension, retirement, death or other benefit under any employee benefit plan of Walmart or any Affiliate, except to the extent such plan or another agreement between you and Walmart specifically provides otherwise.
B.Walmart may, without liability for its good faith actions, place legend restrictions upon Shares underlying your vested Performance Units and issue "stop transfer" instructions requiring compliance with applicable U.S. or other securities laws and the terms of the Agreement and Plan.
C.Determinations regarding this Agreement (including, but not limited to, whether, and the extent to which, the performance goals described in Paragraph 6 have been satisfied, and whether an event has occurred resulting in the forfeiture of or vesting of a Performance Unit Award) shall be made by the Committee in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive and binding on all persons.
D.Neither this Agreement nor the Plan creates any contract of employment, and nothing in this Agreement or the Plan shall interfere with or limit in any way the right of Walmart or an Affiliate to terminate your employment or service at any time, nor confer upon you the right to continue in the employ of Walmart and/or any Affiliate. Nothing in this Agreement or the Plan creates any fiduciary or other duty to you owed by Walmart, any Affiliate, or any member of the Committee except as expressly stated in this Agreement or the Plan.
E.Walmart reserves the right to amend the Plan at any time. The Committee reserves the right to amend this Agreement at any time.
F.By signing this award Agreement, you agree to provide any information reasonably requested from time to time.
G.This Agreement shall be construed under the laws of the State of Delaware, without regard to its conflict of law provisions.
H.The provisions of this Agreement are severable, and if any one or more provisions are determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
I.Walmart may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Walmart or a third party designated by Walmart.
J.You acknowledge that a waiver by Walmart of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Associate.
K.You understand that your country of residence may have insider trading and/or market abuse laws which may affect your ability to acquire or sell Shares under the Plan during such times your are considered to have "inside information" (as defined in the laws in your country). These laws may be the same or different from any Walmart insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and are advised to speak to your personal advisor on this matter.
L.Walmart reserves the right to impose other requirements on your participation in the Plan, on the Performance Unit Award and on any Shares acquired under the Plan, to the extent Walmart determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
M.By signing this Agreement, you acknowledge that the Plan and this Agreement (including any Appendix or Country-Specific Schedule thereto) have been made available to you and that you have read and understood these documents. By signing this Agreement, you accept the terms and conditions of your Performance Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan.
Grantee:
I acknowledge that the Plan and this Agreement have been made available to me and that I have read and understood these documents. I accept the terms and conditions of my Performance Unit Award as set forth in this Agreement, subject to the terms and conditions of the Plan.

By:___________________________________________________
Name (please print): _____________________________________
Agreed to and accepted this day of ____________________, 2014.